EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Nine Months and Quarter Ended June 23, 2012 and Announces Dividend

CONCORD, Mass., Aug. 7, 2012 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the three and nine months ended June 23, 2012. For the third quarter of the Company's 2012 fiscal year, the Company reported a net loss of $(915,000), or $(0.50) per share, on revenue of $734,000, as compared to net income of $1,000,000, or $0.55 per share, on revenue of $4,023,000 for the quarter ended June 25, 2011. For the nine months ended June 23, 2012, the Company reported a net loss of $(352,000), or $(0.19) per share, on revenue of $6,791,000, as compared to net income of $2,014,000, or $1.10 per share, on revenue of $9,865,000 for the nine months ended June 25, 2011.

Technical Communications Corporation today also announced that its Board of Directors has declared a dividend of $0.10 per share of common stock outstanding. The dividend is payable in cash on September 14, 2012 to all shareholders of record on August 31, 2012.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "As reported in our press release for the second quarter, delays in the award of certain key contracts have occurred, resulting in lower revenues and a net loss in the third quarter. It is expected that the low revenue conditions will continue through the fourth quarter of fiscal 2012 and the first quarter of fiscal 2013. We are optimistic, however, that the delayed contracts may be awarded prior to the end of calendar 2012, thereby allowing revenues to return to more normal levels in early 2013. Backlog at the end of the third quarter was $1,316,000.

Mr Guild continued, "In the area of new product development, field testing at customer installations has begun for our new DSD72S-SP(STM) military grade optical SONET/SDH encryptor. Testing to date has been very successful and we expect to continue field and operations testing into 2013, with the expectation that initial procurement decisions will be made in the latter half of 2013. The new CX7211 100Mbs to 1000Mbs rate selectable IP encryptor accompanied by the associated key and operation management system, KeyNet, is on schedule for first deliveries in October 2012 and is expected to be a best-in-class competitor for the high quality security required for embassy and foreign office operations."

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended March 24, 2012 and December 24, 2011 and its Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

Technical Communications Corporation
Condensed consolidated income statements

	Three Months Ended
	(Unaudited)
	6/23/2012	6/25/2011
Net sales	$ 734,000	4,023,000
Gross profit	572,000	3,257,000
S, G & A expense	788,000	767,000
Product development costs	1,350,000	879,000
Operating (loss) income	(1,566,000)	1,611,000
Provision (benefit) for income taxes	(646,000)	611,000
Net (loss) income	(915,000)	1,000,000
Net (loss) income per share:
Basic	$ (0.50)	$ 0.55
Diluted	$ (0.50)	$ 0.54

	Nine Months Ended
	(Unaudited)
	6/23/2012	6/25/2011
Net sales	$ 6,791,000	$ 9,865,000
Gross profit	5,211,000	7,939,000
S, G & A expense	2,525,000	2,166,000
Product development costs	3,299,000	2,736,000
Operating (loss) income	(614,000)	3,037,000
Provision (benefit) for income taxes	(253,000)	1,025,000
Net (loss) income	(352,000)	2,014,000
Net (loss) income per share:
Basic	$ (0.19)	$ 1.10
Diluted	$ (0.19)	$ 1.07

Condensed consolidated balance sheets
	6/23/2012	9/24/2011
	(Unaudited)	(derived from audited financial statements)
Cash and marketable securities	$ 8,863,000	$ 9,232,000
Accounts receivable, net	159,000	868,000
Inventory	2,761,000	3,279,000
Deferred income taxes	499,000	499,000
Refundable income taxes	634,000	350,000
Other current assets	260,000	139,000
Total current assets	13,176,000	14,367,000
Property and equipment, net	463,000	476,000
Total assets	$ 13,639,000	$ 14,843,000

Accounts payable	269,000	313,000
Accrued expenses and other current liabilities	632,000	1,097,000
Total current liabilities	901,000	1,410,000
Total stockholders' equity	12,738,000	13,433,000
Total liabilities and stockholders' equity	$ 13,639,000	$ 14,843,000
CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com